Exhibit 5.1

Dentons US LLP 1221 Avenue of the Americas New York, NY 10020-1089 United States

dentons.com

October 3, 2025

electroCore, Inc.

200 Forge Way, Suite 205

Rockaway, NJ 07866

Re:	electroCore, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

In our capacity as counsel to electroCore, Inc., a Delaware corporation (the “Company”), we have been asked to render this opinion in connection with a Registration Statement on Form S-3, filed by the Company with the Securities and Exchange Commission (the “Commission”) on October 3, 2025 (the “Registration Statement,” and the prospectus which forms a part of the Registration Statement, the “Prospectus”) under the Securities Act of 1933, as amended (the “Securities Act”), covering the resale by selling securityholder named in the Prospectus of up to an aggregate of 762,508 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), consisting of (i) up to 295,420 shares of Common Stock (the “Conversion Shares”) issuable upon conversion of up to $2,500,000 of the outstanding principal amount under the note or notes (the “Notes”) issued by the Company pursuant to the Loan and Security Agreement dated August 4, 2025 (the “Loan and Security Agreement”), between the Company and Avenue Venture Opportunities Fund II, L.P. (“Avenue”) and the Supplement (as defined below) thereto, (ii) up to 106,351 shares of Common Stock (the “Private Placement Shares”) previously issued to Avenue in connection with the Loan and Security Agreement, in a private placement, pursuant to a Subscription Agreement dated August 4, 2025 (the “Subscription Agreement”), between the Company and Avenue, and (iii) 360,737 shares of Common Stock (the “Private Shares”) issued by the Company to certain institutional and accredited investors in private placements, pursuant to purchase agreements, each dated September 30, 2025 (the “Purchase Agreements”), between the Company and investors signatories thereto.

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with rendering this opinion, we have examined and are familiar with (i) the Company’s certificate of incorporation, as amended; (ii) the Company’s bylaws, as amended and restated; (iii) the Registration Statement, including the Prospectus; (iii) the Loan and Security Agreement, (iv) the supplement to the Loan and Security Agreement dated August 4, 2025, between the Company and Avenue (the “Supplement”); (v) the Subscription Agreement; (vi) the Purchase Agreements; (vii) corporate proceedings of the Company relating to the issuance of the securities described herein; and (viii) and such other instruments and documents as we have deemed relevant under the circumstances.

We have assumed the genuineness and authenticity of all documents examined by us and all signatures thereon, and the conformity to originals of all copies of documents examined by us.

Based on the foregoing, we are of the opinion that: (i) the Private Placement Shares and the Private Shares have been duly authorized and validly issued and are fully paid and nonassessable; and (ii) the Conversion Shares, when issued and delivered upon the conversion of the Notes in accordance with the terms of the Notes and the Loan and Security Agreement, will be duly authorized, validly issued, fully paid and non-assessable.

Our opinions are subject to the effect of federal and state bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance and other laws relating to or affecting the rights of secured or unsecured creditors generally (or affecting the rights of only creditors of specific types of debtors), with respect to which we express no opinion.

We express no opinion as to the laws of any jurisdiction other than Delaware general corporation law and the federal laws of the United States of America.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Dentons US LLP